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                                                                    EXHIBIT 99.1

ALASKA AIR GROUP, INC. PRICES PRIVATE PLACEMENT OF FLOATING RATE SENIOR CONVERTIBLE NOTES DUE 2023

March 18, 2003 11:52 AM  EST, Eastern US

SEATTLE - March 18, 2003 - Alaska Air Group, Inc. announced today that it has priced a private placement of $150 million of floating rate senior convertible notes due 2023. The private placement will be conducted pursuant to Rule 144A of the Securities Act of 1933, as amended. Up to an additional $25 million of notes may be sold upon the exercise of a 30-day overallotment option granted to the initial purchasers of the notes.

The notes will bear cash interest at a variable rate of interest of 3-month LIBOR plus 2.50% for five years. Thereafter, the notes will cease bearing cash interest. Instead, from such date the original principal amount of each note will increase daily by the variable yield, which will equal the variable interest rate, up to a maximum rate of 5.25%, to produce the variable principal amount.

The notes will be convertible, at the option of the holder, only upon the occurrence of certain events, into shares of the company's common stock (or cash, at the company's option, as described below) at a conversion price of $26.00 per share, representing a 35.4 percent premium over the $19.20 per share closing price on March 17, 2003 of the company's common shares on the NYSE.
Upon conversion, the company may deliver, in lieu of common stock, cash or a combination of cash and common stock. The company may redeem all or a portion of the notes for cash at any time on or after the third anniversary of the issuance of the notes. In addition, holders may require the company to purchase all or a portion of their notes on the fifth, 10th and 15th anniversaries of the issuance of the notes. The company may choose to pay the purchase price of such notes in cash or common stock or a combination of cash and common stock. In addition, upon a change in control of the company, each holder may require the company to purchase for cash all or a portion of such holder's notes.

The notes will be senior unsecured obligations and will rank equally with the Alaska Air Group's future senior unsecured indebtedness.

A portion of the net proceeds from the offering will be used to purchase U.S. government securities, the proceeds of which will serve as collateral for the first 3 years of interest payments on the notes. The company intends to use the remaining net proceeds from the offering for working capital requirements and general corporate purposes.

The notes and the common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, or the common stock issuable upon conversion of the notes, nor shall there be any sale of the notes, or the common stock issuable upon the conversion of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.


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